                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                              QUOTESMITH.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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
                              QUOTESMITH.COM, INC.
                             8205 SOUTH CASS AVENUE
                             DARIEN, ILLINOIS 60561


                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

                                ----------------


     The 2001 Annual Meeting of Stockholders of Quotesmith.com, Inc. a Delaware corporation (the "Company"), will be held at the Company's corporate offices, located at 8205 South Cass Avenue, Suite 102, Darien, Illinois, on Thursday, May 24, 2001 at 10:00 a.m., Central Time, for the following purposes:

     1. To elect two persons to the Board of Directors of the Company;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record as of the close of business on April 12, 2001 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders for any purpose germane to the Annual Meeting at the offices of the Company for the ten days immediately preceding the Annual Meeting date. The Annual Report of the Company for the year ended December 31, 2000 is being mailed to all stockholders of record on the Record Date and accompanies the enclosed Proxy Statement.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

                                By Order of the Board of Directors,


                                /s/ David I. Vickers
                                David I. Vickers
                                Senior Vice President, Chief Financial Officer and Secretary
Darien, Illinois
April 24, 2001


                                ----------------

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
               PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND.

                                ----------------

                              QUOTESMITH.COM, INC.
                                8205 CASS AVENUE
                             DARIEN, ILLINOIS 60561

                                ----------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

                                ----------------

                               GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Quotesmith.com, Inc., a Delaware corporation, in connection with the solicitation of proxies by Quotesmith.com's Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company's corporate offices, located at 8205 South Cass Avenue, Suite 102, Darien, Illinois, on Thursday, May 24, 2001 at 10:00 a.m., Central Time, and any adjournments thereof. A stockholder may revoke a proxy at any time before the meeting is convened by filing with the Secretary of Quotesmith.com an instrument of revocation or a duly executed proxy bearing a later date. A proxy also may be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of proxy. This Proxy Statement and the enclosed Notice of Annual Meeting and form of proxy are first being sent to stockholders on or about April 24, 2001.

     Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Annual Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute therefor if a nominee is unable or refuses to serve),
(ii) for the ratification of Ernst & Young LLP as Quotesmith.com's independent auditors for 2001 and (iii) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Annual Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the proxy and transmit it directly to such other designated person or persons for use at the Annual Meeting.

     Stockholders of record on April 12, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 5,517,779 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. A majority of the shares entitled to vote at and present, in person or by proxy, at the Annual Meeting will constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the shares that are present, in person or by proxy, at the Annual Meeting and entitled to vote will be sufficient to elect a director. The affirmative vote of a majority of such shares will be sufficient to ratify the appointment of the independent auditors. Abstentions and broker non-votes will be treated as present at the Annual Meeting for purposes of reaching a quorum. Abstentions shall have no effect on the election of a director but shall be treated as a vote against the ratification of the independent auditors. Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

     All common share and per share information in this annual proxy statement has been retroactively adjusted to reflect a one-for-three reverse stock split that became effective March 7, 2001.

     The cost of soliciting proxies will be borne by Quotesmith.com. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies in person or by telephone. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares of Common Stock and will be reimbursed by us for their reasonable expenses in forwarding such materials.


                        PROPOSAL 1. ELECTION OF DIRECTORS

     Our board of directors is currently comprised of seven directors divided into three classes serving staggered three year terms, except for the first term of Class I directors, who initially served for a one year term prior to their re-election at last year's annual meeting, and our Class II directors are serving for a two year term. Each year, the directors of one class will stand for election as their terms of office expire. Messrs. Gretsch and Rueben are designated as Class I directors, with their terms of office expiring in 2003, Messrs. Denton and McCartney are designated as Class II directors with their terms of office expiring in 2001, and Messrs. Bland, Shannon and Thoms are designated as Class III directors with their terms of office expiring in 2002.

     The Board has nominated Jeremiah A. Denton, Jr. and John McCartney for re-election to the Board at the Annual Meeting, each of whom has indicated his willingness to serve if elected. In the event that a nominee should become unwilling or unable to serve as a director, all duly executed proxies shall be voted for the election of such other person as may be designated by the Board of Directors. Unless authority to vote for a nominee is withheld, all votes represented by a properly executed proxy will be cast in favor of the nominees.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR.

     The following table sets forth information regarding our Board of Directors, including the nominees to the Board:

NAME                                       AGE    POSITION
----                                       ---    --------

   Robert S. Bland......................    47    Chairman of the Board,
                                                  President, Chief Executive
                                                  Officer
   William V. Thoms ....................    48    Executive Vice President and
                                                  Director
   Bruce J. Rueben......................    48    Director
   Timothy F. Shannon...................    47    Director
* Jeremiah A. Denton, Jr. ..............    75    Director
   Richard F. Gretsch...................    47    Director
* John McCartney........................    48    Director

*  Nominee for election.

     Robert S. Bland has served as our chairman of the board, president and chief executive officer since he founded Quotesmith.com in 1984. Mr. Bland holds a B.S. in marketing from the University of Colorado.

     William V. Thoms has served as our executive vice president since 1994. Mr. Thoms is a founding stockholder of Quotesmith.com.

     Bruce J. Rueben became a director of Quotesmith.com in January 1998. He has been president of the Minnesota Hospital and Health Care Partnership, Minnesota's hospital association, since November 1998. From January 1994 to November 1998, Mr. Rueben was president of the Maine Hospital Association. From 1989 to 1994, Mr. Rueben was senior vice president and assistant treasurer of the Virginia Hospital Association. Mr. Rueben holds a B.S. from the Virginia Commonwealth University School of Business and a M.B.A. from the University of South Carolina.

     Timothy F. Shannon became a director of Quotesmith.com in January 1998. Since 1991, he has been President of Bradner Smith & Company, a subsidiary of Bradner Central Company. In 1995, he was appointed to the Bradner Central Company board of directors. Bradner Central Company, headquartered in Elk Grove Village, Illinois, is a wholesale paper distribution company with annual revenues that exceed $300 million. Mr. Shannon holds a B.S. in Business Administration from the University of Illinois.

     Admiral Jeremiah A. Denton, Jr. became a director of Quotesmith.com in August 1999. He currently serves as president of the National Forum Foundation. Admiral Denton was elected as a United States Senator from Alabama in 1980, and served from 1981 to 1987. From 1987 to 1989, Admiral Denton, after being appointed by President Reagan, served as chairman of the presidential commission on Merchant Marine and Defense. Admiral Denton holds a B.S. from the United States Naval Academy and an M.A. in international affairs from George Washington University.

     Richard F. Gretsch became a director of Quotesmith.com in August 1999. He currently serves as global offering manager for AT&T Global Network Services and has held this position since AT&T purchased the IBM global network. Mr. Gretsch had been global offering manager for IBM Internet Connection Service since 1995. Mr. Gretsch holds a B.S. in finance and accounting from the University of Arizona and a M.B.A. from the University of Notre Dame.

     John McCartney became a director of Quotesmith.com in August 1999. Since October 1998, Mr. McCartney has served as vice chairman of Datatec, Ltd, a global provider of Internet-related products and services. Datatec, with annual revenues of greater than $1 billion, is headquartered in Johannesburg, South Africa and publicly traded on the Johannesburg Stock Exchange. From June 1997 to March 1998, Mr. McCartney was president of the client access business unit of 3Com Corporation, which merged with U.S. Robotics Corporation in 1997. Mr. McCartney served on the board of directors of U.S. Robotics Corporation from 1985 through 1997. He also served in various executive capacities at U.S. Robotics Corporation, including as president and chief operating officer. In addition to serving on the board of directors of Datatec, Mr. McCartney serves on the board of directors of A.M. Castle Corp. (AMEX), Next Level Communications, Inc. (NASDAQ), and other privately held companies. Mr. McCartney holds a B.A. in philosophy from Davidson College and a M.B.A. from the Wharton School, University of Pennsylvania.

BOARD COMMITTEES AND MEETINGS

     Our board of directors met four times during 2000, pursuant to scheduled quarterly board meetings.

     Our board of directors has an executive committee, an audit committee and a compensation committee.

     Our executive committee consists of Messrs. Bland, Thoms and McCartney. The executive committee is authorized to exercise, between meetings of our board of directors, all of the powers and authority of our board of directors in the direction and management of our company, except to the extent prohibited by applicable law or our certificate of incorporation, or another committee shall have been accorded authority over the matter. The executive committee acted by consent resolution three times in 2000.

     Our audit committee consists of Messrs. McCartney, Shannon and Rueben. The audit committee is composed of independent directors for which information regarding the functions performed by the committee, its membership, and the number of meetings held during the year, is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The audit committee is governed by a written charter approved by the board of directors. A copy of this charter is included as Exhibit A. The audit committee met one time during 2000. Each member of the audit committee satisfies the independence requirements established by Rule 4200(a)(15) of the NASD listing standards.

     Our compensation committee consists of Messrs. Gretsch, Shannon and Rueben. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our executive officers and administers our employee benefit plans. The compensation committee chairmen met one time during 2000.

     During 2000, all members of the board attended at least 75% of the board meetings and their respective committee meetings except Admiral Jeremiah A. Denton, Jr.


DIRECTOR COMPENSATION

     Directors who are also employees of Quotesmith.com receive no compensation for serving on our board of directors. Non-employee directors receive an annual stipend of $12,000 and $500 per committee meeting. In addition, we reimburse non-employee directors for all travel and other expenses incurred in connection with attending board and committee meetings. Non-employee directors are also eligible to receive stock option grants under the Quotesmith.com, Inc. 1997 Stock Option Plan. Pursuant to this plan, in August of 2000, the Company granted each non-employee director options to purchase 3,333 shares of common stock at an exercise price of $6.39 per share. These options vest equally over three years.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our compensation committee members is an officer or employee of Quotesmith.com. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of it's executive officers serving on our compensation committee.



OWNERSHIP OF SECURITIES

     The following table sets forth information with respect to beneficial ownership of our common stock as of April 12, 2001:

     - each stockholder that is known to us to beneficially own more than 5% of our common stock;

     -    each of our directors;

     - our chief executive officer and each of the executive officers named in the summary compensation table appearing elsewhere in this proxy statement; and

     -    all of our executive officers and directors as a group.

     Unless otherwise indicated, the mailing address for each of the named individuals is c/o Quotesmith.com, Inc., 8205 South Cass Avenue, Suite 102, Darien, Illinois 60561.

     Applicable percentage ownership in the table is based upon 5,517,779 shares of common stock outstanding as of April 12, 2001. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options presently exercisable or exercisable within 60 days as of the date hereof are deemed to be outstanding for the purpose of computing the percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership for any other person or entity.

                                                                 SHARES BENEFICIALLY OWNED
                                                                 -------------------------
                                                                 NUMBER            PERCENT
                                                                 ------            -------
OUR CEO, NAMED EXECUTIVE OFFICERS AND DIRECTORS
   Robert S. Bland (1).......................................   2,381,444            43.16%
   William V. Thoms..........................................     720,500            13.06
   David I. Vickers (2)......................................      30,000             *
   Burke A. Christensen (3)..................................      27,892             *
   Timothy F. Shannon(4).....................................      14,444             *
   Bruce J. Rueben(4)........................................       8,999             *
   Admiral Jeremiah A. Denton, Jr. (4).......................       8,999             *
   Richard F. Gretsch (4)....................................       8,333             *
   John McCartney (4)........................................      13,666             *

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A
  GROUP (9 PERSONS)(5).......................................   3,214,277            57.45
OTHER FIVE PERCENT STOCKHOLDERS
   Wellington Management Company, LLP (6)....................     634,333            11.50

 *  Less than 1%.

(1) Includes 1,162,389 shares owned by Mr. Bland as a tenant in common with his wife, Maureen A. Bland, and 1,219,055 shares owned by Southcote Partners, L.P., a limited partnership whose sole general partners are Mr. and Mrs. Bland.

(2)  Includes options to purchase 10,000 shares.

(3)  Includes options to purchase 25,000 shares.

(4)  Includes options to purchase 8,333 shares.

(5)  Includes options to purchase 76,665 shares.

(6) Number of shares is based on information set forth in schedule 13G filed with the SEC as of February 14, 2001, adjusted for the three-for-one reverse stock split effective March 7,2001. Wellington's address is 75 State Street, Boston Massachusetts 02109.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to provide the Company with copies of such reports. Based solely on a review of the copies provided to the Company and written representations from the directors and executive officers, the Company believes that all applicable Section 16(a) filing requirements have been met.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid for services rendered to Quotesmith.com during our last three years in all capacities by (i) our Chief Executive Officer, and (ii) the Company's highest paid executive officers during 2000 with cash compensation in excess of $100,000.

                                                                                     Long-Term
                                                                                   Compensation
                                                                                      Awards
                                                                                      ------
                                                        Annual Compensation         Securities
                                                        -------------------         Underlying        All Other
Name and Principal Position                  Year       Salary        Bonus           Options      Compensation(1)
---------------------------                  -----      ------        -----           -------      ---------------
Robert S. Bland (1)                          2000     $ 242,308      $    --           3,333         $     --
   President, Chief Executive Officer        1999       200,000           --              --               --
                                             1998       192,308           --              --               --

William V. Thoms                             2000       224,334           --           3,333               --
   Executive Vice President, Chief           1999       200,000           --              --               --
     Operating Officer                       1998       198,077           --           8,333               --

David I. Vickers (2)
   Senior Vice President, Chief
     Financial Officer                       2000       216,346           --          32,500               --

Burke A. Christensen (3)
   Vice President of Operations,             2000       167,866       10,500           2,500               --
     General Counsel                         1999       147,969       20,000          33,333               --

(1)  Mr. Bland's annual base salary was increased to $300,000 in October 2000.

(2) David I. Vickers joined Quotesmith.com in January 2000 at an annual base salary of $225,000, pursuant to a two-year employment agreement. Mr. Vickers recently announced his resignation from the Company. His resignation is expected to become effective on June 1, 2001. The Company currently is seeking a replacement for Mr. Vickers.

(3)  Mr. Christensen joined Quotesmith.com in January 1999.


OPTION GRANTS IN 2000

     The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 2000.

                                                                                              Potential Realizable
                                                                                                Value of Assumed
                            Number of       Percent of Total                                 Annual Rates of Stock
                            Securities           Options        Exercise                       Price Appreciation
                            Underlying         Granted to        or Base                       for Option Term(3)
                             Options          Employees in      Price per    Expiration     -----------------------
Name                        Granted(1)           2000(2)          Share         Date           5%           10%
----                        ----------           -------          -----         ----           --           ---
Robert S. Bland                3,333               2.1%          $ 6.39         8/15/10     $ 13,999     $   33,930

William V. Thoms               3,333               2.1%          $ 6.39         8/15/10     $ 13,999     $   33,930

David I. Vickers              30,000              19.1%          $33.00         1/10/10     $622,500     $1,577,700
                               2,500               1.6%          $ 6.39         8/15/10     $ 10,050     $   25,450

Burke A. Christensen           2,500               1.6%          $ 6.39         8/15/10     $ 10,050     $   25,450


(1) In January 2000, we granted Mr. Vickers options to purchase 30,000 shares of our common stock with 10,000 options vesting July 12, 2000, 10,000 options vesting July 10, 2001, and 10,000 options vesting, January 10, 2002.

     In August 2000 we granted Mr. Vickers and Mr. Christensen options to purchase 2,500 shares each of our common stock vesting over a three-year period.

     In August 2000 we granted Mr. Bland and Mr. Thoms options to purchase 3,333 shares each of our common stock vesting over a three-year period.

(2)  Based on an aggregate of 157,000 options granted to our employees in 2000.

(3) Potential realizable values are calculated by assuming the exercise price per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 5% and 10% rates of stock appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future stock price.


AGGREGATE OPTION EXERCISES IN 2000 AND 2000 YEAR END OPTION VALUES

     The following table sets forth certain information regarding the number and value of unexercised options held by the Named Executive Officers as of December 31,2000. No stock options were exercised during 2000.

                           Number of Securities          Value of Unexercised
                          Underlying Unexercised        In-the-Money Options at
                       Options at December 31, 2000      December 31, 2000(1)
                       ----------------------------      --------------------
Name                   Exercisable    Unexercisable   Exercisable  Unexercisable
----                   -----------    -------------   -----------  -------------
Robert S. Bland               --            3,333      $     --      $      --

William V. Thoms              --            3,333            --             --

David I. Vickers          10,000           22,500            --             --

Burke A. Christensen      25,000           10,833            --             --

(1) The value of in-the-money options represents the difference between the exercise price of such options and $2.157, the last sale price of a share of Common Stock on December 31, 2000.


EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We have entered into employment agreements with Messrs. Bland, Thoms, Vickers and Christensen. These agreements set forth each executive's base annual compensation level, eligibility for salary increases, bonuses and options and level of benefits.

     In addition, each of the agreements provides for separation benefits if one of these executives is terminated without cause or if the executive terminates his employment for good reason, including a change of control of our company. In the event of a termination without cause or for good reason, each of Messrs. Bland and Thoms is entitled to receive a lump sum payment equal to two times his base annual salary. In the event of a termination without cause, Messrs. Vickers and Christensen are entitled to receive a lump sum payment equal to his annual base salary. In the event of a separation payment, Messrs. Bland, Thoms and Vickers are entitled to gross up payments for any excise taxation incurred. Mr. Vickers recently submitted his resignation to the Company, effective June 1, 2001. The Company currently is seeking a replacement for Mr. Vickers.


STOCK PERFORMANCE GRAPH

     The graph below compares the quarterly percentage changes in Quotesmith.com's cumulative total stockholder return from August 3, 1999 (the date of our initial public offering) through December 31, 2000 with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market and the CRSP Total Return Index for Nasdaq Insurance Stocks for the same period. The Insurance Stock Index includes insurance companies, brokers, agents, and related services. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                                    [GRAPH]

                                              8/3/99    12/31/99     12/31/00
                                              ------    --------     --------
Quotesmith.com, Inc.......................    $  100    $ 103.409    $  6.536
Nasdaq Stock Market
  (U.S. Companies)........................       100      157.238      95.461
Nasdaq
  (Insurance Index).......................       100       84.426      97.653


COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors determined the compensation of our Chief Executive Officer and our other executives in 2000. To ensure that our executive compensation program is administered in an objective manner, the Compensation Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for all of our executive officers, the Compensation Committee determines the nature, timing and amount of awards and grants under Quotesmith.com`s stock option plans and makes recommendations as to the administration of other compensation plans and programs as they relate to executive officers.

     This report is intended to describe the philosophy that underlies the cash and equity-based components of our intended executive pay program in 2001. It also describes the details of each element of the program, as well as the rationale for compensation paid to our Chief Executive Officer and executive officers in general in 2000.


Compensation of Executive Officers Generally

     The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and (ii) directly link compensation to improvements in Company financial and operational performance.

     The Company's compensation program for all executive offices emphasizes variable compensation, primarily through performance-based grants of equity-based incentives in the form of stock options. Salaries of all executive officers are generally targeted at median market levels.

     The Committee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future.

Components of Compensation

     Salary. The Compensation Committee will review each executive officer's salary annually. Objective and subjective performance goals are set each year for each executive officer which will vary depending upon the specific position or role of the executive within the Company. The Compensation Committee's review will take into consideration both the company's performance with respect to revenue growth and operating margins, together with the duties and performance of each executive. The Compensation Committee also considers provisions relating to salary set forth in employment agreements with certain of our executive officers.

     Bonus. Certain employees of the Company who perform significant management and decision-making functions are eligible to receive a performance bonus. Messrs. Bland, Thoms, and Vickers did not participate in the 2000 bonus program. Awards to executives may be made by the Compensation Committee after considering the recommendation of our Chief Executive Officer (except for awards granted to the Chief Executive Officer) and the financial performance of Quotesmith.com as measured by revenue growth and operating margins, or any other factors that the Compensation Committee deems relevant. Bonuses for fiscal 2000 were awarded based on Quotesmith.com's financial performance, as measured by the factors listed above. The bonus component of the executive compensation package is designed to be less than industry averages.

         Stock Options. The Compensation Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with those of our stockholders on a long-term basis. In addition, the Compensation Committee recognizes that we conduct our business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives and managers who possess demonstrated skills and experience. We believe that stock options can play an important role in attracting and retaining such employees. For these reasons, the Company previously adopted the Quotesmith.com, Inc. 1997 Stock Option Plan (the "Plan") as a stock-based incentive program for our employees, executive officers and directors. The Committee believes the Plan is an important feature of our executive compensation package. Under the Plan, the Compensation Committee may grant options to executive officers who are expected to contribute materially to Quotesmith.com's future success. In determining the size of stock option grants, the Compensation Committee will focus primarily on the company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives. During 2000, Mr. Vickers was granted 30,000 options at the commencement of his employment with the Company. Taking into account general market down turn and continuing competitive conditions in the technology marketplace, the Compensation Committee also awarded each of its executive officers a modest option grant at the then current market value. All non-officer employees will be granted 150 options after 90 days of full time employment. The value of the stock options is directly tied to the value of a share of our Common Stock.

     Compensation of the Chief Executive Officer. Mr. Robert Bland currently serves as Chief Executive Officer and President. Mr. Bland was compensated during the 2000 fiscal year utilizing the same general philosophy and criteria used for other executive officers as described above. During 2000, Mr. Bland's salary was increased to $300,000 reflecting the continuing extraordinary contribution made by Mr. Bland to the Company.

     Tax Considerations. The Compensation Committee has determined that it is unlikely that the Company would pay any amounts for 2000 that would result in a loss of the federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time.

     The foregoing report has been approved by all of the members of the Compensation Committee.

                                     The Compensation Committee

                                              Richard F. Gretsch
                                              Bruce J. Rueben
                                              Timothy F. Shannon


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since the date of the Company's initial public offering in August 1999, Richard F. Gretsch, Bruce J. Rueben and Timothy F. Shannon have served on the Compensation Committee of the Board of Directors. None of these individuals have been employees of the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In 2000, the board of directors adopted a written charter of the Audit Committee. A copy of the audit committee charter is attached as Exhibit A. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee meets with the auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held one meeting during 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                      The Audit Committee

                                               John McCartney
                                               Bruce J. Rueben
                                               Timothy F. Shannon



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 25, 2001, we acquired from Intuit Ventures, Inc. 399,109 shares of Quotesmith.com, Inc. common stock for an aggregate of $718,396 or $1.80 per share. These shares represent their entire ownership of Quotesmith.com, Inc. common stock. The closing price of the common stock as reflected on Nasdaq on such date was $2.625. The foregoing information has been adjusted to reflect the 3:1 reverse stock split implemented by the Company on March 7, 2001.


                PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors to audit the 2001 consolidated financial statements of Quotesmith.com, and has directed that this selection be presented to the stockholders for approval at the Annual Meeting. Ernst & Young LLP has audited Quotesmith.com's financial statements since 1996. Fees for 2000 were: Annual audit - $146,000, audit related services - $38,000 and all other nonaudit services - $2,400.

     It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions from stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event stockholders fail to ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditor at any time if the Board determines that such a change would be in the best interests of Quotesmith.com and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. If any other matters do come before the Annual Meeting, it is intended that the holders of proxies solicited by the Board of Directors will vote on such other matters in their discretion in accordance with their best judgment.

                             ADDITIONAL INFORMATION

     A COPY OF OUR ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATE SECRETARY OF QUOTESMITH.COM, INC., 8205 SOUTH CASS AVENUE, SUITE102, DARIEN, ILLINOIS 60561.


                           2001 STOCKHOLDER PROPOSALS

     From time to time, stockholders of the Company may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company's 2001 Proxy Statement. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 26, 2001. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's Proxy Statement.

     Alternatively, under the Company's By-laws, a proposal or nomination that the stockholder does not seek to include in the Company's Proxy Statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary of the Company for the 2001 Annual Meeting of Stockholder not less than 120 days prior to the date on which the Company first mailed its proxy materials for the 2000 Annual Meeting, unless the date of the 2001 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by 30 days from the anniversary of the 2000 Annual Meeting. For the Company's 2002 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no later than December 26, 2001. If the date of the 2001 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2000 Annual Meeting, the deadline for a stockholder to submit any such proposal or nomination is a reasonable time before the Company begins to print and mail its proxy materials. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting of Stockholders. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the Company in writing at 8205 South Cass Avenue, Suite 102, Darien, Illinois 60561 to make any submission or to obtain additional information as to the proper form and content of submissions.

                                 By Order of the Board of Directors



                                 /s/ David I. Vickers
                                 David I. Vickers
                                 Senior Vice President, Chief Financial Officer and Secretary

Darien, Illinois
April 24, 2001

                                    EXHIBIT A



QUOTESMITH.COM
AUDIT COMMITTEE CHARTER


ORGANIZATION AND MEETINGS

This charter governs the operations of the audit committee of the board of directors of Quotesmith.com, Inc. The committee shall be appointed by the board of directors and shall comprise at least three directors. Each member shall qualify as "independent" and shall satisfy the experience requirements, each as prescribed by the Nasdaq Stock Market rules.

The committee shall meet as often as may be deemed necessary or appropriate in its judgement, either in person or telephonically. The majority of the members of the committee shall constitute a quorum. The committee shall report to the full board of directors with respect to its meetings.

The committee shall review, reassess and, if necessary, update, the charter at least annually and obtain the approval of the board of directors

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for expressing an opinion on the financial statements based on their audits. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The committee may cause an investigation to be made into any matter within the scope of its responsibility. The committee may engage independent resources to assist in its investigation, as it deems necessary.

While the committee has the responsibilities and powers set forth in this charter, it is not the duty of the committee to plan or conduct the audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the independent auditors are responsible for expressing an opinion on the financial statements based on their audits. Nor is it the duty of the committee to conduct investigations, to resolve disagreements, if any, between management of the Company and its independent auditor, or to assure compliance with laws and regulations.

The following shall be the principal processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' affirmation of that selection.

     - The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, at least annually, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

          The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

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

PROXY                                                                                                                          PROXY


                                                        QUOTESMITH.COM, INC.
                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert S. Bland and William V. Thoms jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of Common Stock, par value
$.003 per share, of Quotesmith.com, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 24, 2001 or any adjournment thereof, as follows:

                        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

                                            (Continued and to be signed on reverse side.)

------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -

                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
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
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

                                                        QUOTESMITH.COM, INC.
                              PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                                                                                  ]

                                   For    Withhold     For All
                                   All      All        Except(*)
                                   [ ]      [ ]          [ ]
1. ELECTION OF DIRECTORS -                                        2. Proposal to ratify Ernst & Young LLP    For   Against   Abstain
   Nominee(s):                                                       as the Company's independent auditors   [ ]     [ ]       [ ]
   01 John McCartney                                                 for the 2001 year.
   02 Jeremiah A. Denton, Jr.


--------------------------------------                                In accordance with their discretion upon such other matters as
*(Except nominee(s) written above)                                    may properly come before the meeting and any adjournment
                                                                      thereof. When properly executed, this (*) (Except nominee(s)
                                                                      written above.) proxy will be voted in the manner directed by the undersigned stockholder.

                                                                                                Dated:                         ,2001
                                                                                                      -------------------------
                                                                                Signature(s)
                                                                                            ----------------------------------------

             THIS SPACE RESERVED FOR ADDRESSING
                  (key lines do not print)                                      ----------------------------------------------------
                                                                                (Please sign exactly as name appears on stock
                                                                                certificate. Where stock is registered jointly, all
                                                                                owners must sign. Corporate owners should sign full
                                                                                corporate name by an authorized person. Executors,
                                                                                administrators, trustees or guardians, should
                                                                                indicate their status when signing.)


------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -

                                                       YOUR VOTE IS IMPORTANT!

                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                PROMPTLY USING THE ENCLOSED ENVELOPE.



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